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                                                                    EXHIBIT 23.1

To the Board of Directors of
ChatCom, Inc.
Chatsworth, California

We have reviewed the balance sheets of ChatCom, Inc. as of September 30 and December 31, 1997, and the related statements of operations for the three month periods then ended and the statements of cash flows for the six and nine month periods then ended, as filed in the Company's Form 10-QSB as amended for the quarters ended September 30 and December 31, 1997.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial statements consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the interim financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the interim financial statements referred to above for them to be in conformity with generally accepted accounting principles.


GROBSTEIN, HORWATH & COMPANY LLP

April 6, 1998